Exhibit 10.12

Certain identified information has been omitted from this exhibit because it is not material and of the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

Final Version dated May 25, 2015

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) made as of May 25th, 2015, by and between GreenLight Biosciences, Inc., a Delaware corporation (the “Company”), and Andrey Zarur, an individual (the “Employee”),

WITNESSETH THAT:

WHEREAS, the Company and the Employee have heretofore entered into an Amended and Restated Employment Agreement, dated July 29, 2013 (the “Prior Agreement”), and the Company and the Employee desire to amend and restate the Prior Agreement in its entirety; and

WHEREAS, the Company desires to continue to employ Employee as its Chief Executive Officer and President upon and subject to the terms herein provided; and

WHEREAS, the Company desires to be assured that Employee will not compete with the Company for the period and within the geographical areas hereinafter specified and that Employee will assign to the Company intellectual property developed by Employee in connection with his employment; and

WHEREAS, Employee is willing to agree to continue to be employed by the Company upon and subject to the terms herein provided; and

WHEREAS, Employee does not desire to work for the Company in a position of less responsibility and authority than that of Chief Executive Officer and President, is willing to agree not to compete with the Company, and is willing to agree to assign intellectual property developed in connection with employment;

NOW, THEREFORE, in consideration of the premises, the parties hereto covenant and agree as follows:

1. Amendment and Restatement; At Will Employment; Compensation; Bonus; Options.

(a) (i) This Agreement amends and restates the Prior Agreement in its entirety. (ii) From and after the date of this Agreement, the Company agrees to continue to employ Employee, and Employee agrees to continue to provide services to the Company as an employee of the Company, on an at will basis, as its Chief Executive Officer and President, with the responsibilities normally associated with such positions, in accordance with the terms and subject to the conditions set forth in this Agreement.

(b) The Company will pay Employee for his services during the term of the Employee’s employment hereunder at the annual rate of $350,000 (“Base Pay”), payable in arrears, in equal installments; in accordance with standard Company practice, but in any event not less often than monthly, subject only to such payroll and withholding deductions as are required by law. The Company may review Employee’s performance from time to time and may, in its sole discretion, increase Employee’s Base Pay, in which case such increased Base Pay shall be the Base Pay for all purposes under this Agreement, including for purposes of Section 6 below.

(c) Concurrently with the execution of the Prior Agreement, the Company granted to Employee options to purchase a number of shares of common stock determined in accordance with the following formula:

(I) (A)18.5% of the fully diluted shares of Common Stock, $0001 par value per share (“Common Stock”), determined immediately after the Series B Financing (a number which is expected to be 2,383,038 shares) minus (B) the number of shares of common stock owned by Charles Cooney (22,095) minus (C) the number of shares of common stock acquired by The Leland Stanford Jr. University (“Stanford”) pursuant to its right to acquire a pro rata number of shares pursuant to Section 7.5 of the Exclusive License Agreement, dated April 1, 2010, between the Company and Stanford resulting from the Series B Financing, divided by (II) 2. Such options were granted with an exercise price per share equal to the 409A valuation of the Common Stock, $.0001 par value per share, of the Company as determined in a valuation performed promptly after the date of the Prior Agreement. Of such options 25% were fully vested on the date of grant and the remaining 75% vest in equal monthly installments over the 60 months following the date of the Prior Agreement. If, following a Change of Control Event (as defined below), the Employee’s service with the Company or its successor is terminated by the Company or its successor, other than for Cause (as defined below), or is terminated by the Employee for Good Reason (as defined below) within twelve (12) months of such Change of Control Event, then all of the Options that have not vested as of immediately prior to such termination shall become vested immediately prior to such termination. “Change of Control Event” means (A) a merger or consolidation involving the Company as a result of which stockholders of the Company immediately prior to the transaction do not own securities having more than fifty percent (50%) of the combined voting power of the voting securities of the resulting or surviving corporation or other entity after such merger or consolidation; (B) the sale of all or substantially all of the assets of the Company to a third party which is not controlled by the Company immediately prior to such sale; or (C) a sale or series of related sales of stock by the stockholders of the Company as a result of which stockholders of the Company immediately prior to such transaction or transactions do not own securities having more than fifty percent (50%) of the combined voting power of the voting securities of the Company thereafter. “Cause” means (a) persistent inattention to Employee’s duties and responsibilities or gross neglect of such duties and responsibilities, (b) repeated violations by Employee of his obligations under this Agreement which are demonstrably willful and deliberate on Employee’s part and which result in material injury to the property or business of the Company, or (c) Employee’s conviction of or plea of nolo contendere to (i) a felony or (ii) a misdemeanor which involves an act against the Company or which involves moral turpitude or which otherwise adversely affects the Company or its business or reputation; and “Good Reason” means (a) the assignment to Employee of any duties inconsistent in any material respect with his position as contemplated in this Agreement, other than an insubstantial or inadvertent action which is not repetitive and is remedied by the Company promptly after receipt of written notice thereof given by Employee; (b) a reduction in Employee’s annual salary or other benefits from that contemplated in this Agreement; or (c) relocation of the Company’s headquarters to a location more than 25 miles distant from its current location.

(d) Employee shall also be eligible to receive a bonus of up to 40% of Base Salary forperformance that exceeds the annual business plan approved by the board of directors; provided that such bonus shall be discretionary on the part of the Board of Directors and the Board of Directors shall determine the amount of the bonus and make the award on or before March 15, of each year.

2. Office and Duties. Employee shall have the usual duties of Chief Executive Officer and President and shall have responsibility, subject to the Board of Directors of the Company, for participating in the management and direction of the Company’s business and operations and shall perform such specific other tasks, consistent with the Employee’s position as Chief Executive Officer and President, as may from time to time be assigned to the Employee by the Board of Directors. Except as otherwise expressly provided in this Section 2, Employee shall devote substantially all of his business time, labor, skill, undivided attention and best ability to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. During the term of his employment, Employee may pursue other professional activities including, without limitation, sitting on the boards of private, public and not for profit companies, continue with limited commitments to Kodiak Ventures, teaching at Massachusetts Institute of Technology and other institutions, giving speeches and other presentations to various industry groups, and providing consulting services and Employee may keep any keep any honoraria or other compensation provided to him in connection with such activities; provided that such additional commitments do not materially and adversely affect Employee’s ability to serve as Chief Executive Officer and President of the Company. Employee agrees that he will travel to whatever extent is reasonably necessary in the conduct of the Company’s business.

3. Expenses. Employee shall be entitled to reimbursement for expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefor in accordance with such procedures as the Company has heretofore or may hereafter establish.

4. Vacation During Employment. Employee shall be entitled to such reasonable vacations as may be allowed by the Company in accordance with general practices to be established, but in any event not less than four (4) weeks during each twelve (12) month period. Additional vacation days will be accrued consistently with the Company’s policies.

5. Additional Benefits. Nothing herein contained shall preclude Employee, to the extent he is otherwise eligible, from participation in all 401K, group insurance programs or other fringe benefit plans which the Company may hereafter in its sole and absolute discretion make available generally to its employees, but the Company shall not be required to establish or maintain any such program or plan.

6. Termination of Employment and Severance. Notwithstanding any other provision of this Agreement, Employee’s employment may be terminated:

(a) By the Company for Cause (as defined above).

(c) By the Employee for Good Reason (as defined above).

(d) By the Company without Cause upon not less than thirty (30) days’ written notice.

(e) By the Company upon thirty (30) days’ notice to Employee if he should be prevented by illness, accident or other disability (mental or physical) from discharging his duties hereunder for one or more periods totaling three (3) months during any consecutive twelve (12) month period.

(f) In the event of Employee’s death during the term of his employment, the Company’s obligation to pay further compensation hereunder shall cease forthwith, except that Employee’s legal representative shall be entitled to receive his fixed compensation for the period up to the last day of the month in which such death shall have occurred.

(g) In the event that the Company shall terminate Employee’s employment pursuant to Section 6(c) or Section 6(d) or that Employee shall terminate his employment pursuant to Section 6(b) and conditioned upon Employee executing and delivering to the Company, without subsequent revocation as provided below, a release in the form of Exhibit A to this Agreement (the “Release”) and upon Employee’s continuing compliance with (x) the Release and (ii) the Restriction Agreement (as defined in Section 7 of this Agreement) whether or not the Restriction Agreement is enforceable, the Company shall pay to the Employee a severance payment equal to the Employee’s then applicable annual Base Pay in the form of salary continuation over the succeeding twelve (12) month period following the last date of Employee’s employment with the Company (the “Termination Date”), payable in arrears, in equal installments, in accordance with standard Company practice, but in any event not less often than monthly, provided that: (1) such payments shall be subject to such payroll and withholding deductions as are required by law and (2) the timing of the payments and deliveries required by this Section 6 shall be governed by the following additional provisions: (i) Employee must execute and deliver the Release within 45 days after the Termination Date; and (ii) if Employee has revocation rights, Employee shall exercise such rights, if at all, not later than seven days after executing the Release. Subject to the execution and effectiveness of such Release without revocation, any payments that, pursuant to this Section 6, would otherwise be payable within the 60 day period commencing on Employee’s termination of employment shall be paid in a lump sum within 10 days after the actual execution of the Release; provided that, if the 60 day period begins in one calendar year and ends in the subsequent calendar year, the payment shall be made in the subsequent calendar year.

7. Confidentiality, Inventions and Noncompetition. As a condition of the Employee’s continued employment by the Company pursuant to this Agreement, the Employee and the Company hereby agree that that certain Non-Competition and Confidentiality Agreement, entered into as of July 29, 2013, by and between the Employee and the Company, a copy of which is attached as Exhibit B hereto, shall remain in full force and effect from and after the date of this Agreement (the “Restriction Agreement”).

8. Resignation and Cooperation. Upon termination of Employee’s employment, Employee shall be deemed to have resigned from all offices, directorships and managerships then held with the Company or any of its subsidiaries. Following any termination of employment, Employee shall, without any additional compensation, cooperate with the Company in (i) the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees, and (ii) the defense of any action brought by any third party against the Company that relates to Employee’s employment by the Company.

9. Section 409A. Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986 (as amended, the “Code”)) with the Company, Employee is a “specified employee,” as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Employee) until the date that is at least six (6) months following Employee’s Separation from Service with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (A) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (B) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Employee with respect to any Section 409A Penalties. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Employee’s employment shall be made unless and until Employee incurs a “separation from service” within the meaning of Section 409A. In the case of any amounts payable to Employee under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. If any paragraph of this Agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be promptly made to Employee following such submission, but in no event later than December 31’ of the calendar year following the calendar year in which the expense was incurred. In no event shall Employee be entitled to any reimbursement payments after December 31” of the calendar year following the calendar year in which the expense was incurred. This Section 9 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

Additionally, in the event that following the date hereof the Company or Employee reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (A) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (B) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or three (3) days after mailing if mailed by first-class, registered or certified mail, postage prepaid, addressed (a) if to Employee, at [***] or to such other person(s) or address(es) as Employee shall have furnished to the Company in writing; and (b) if to the Company, at 200 Boston Avenue, Suite 3100, Medford MA 02155, Attn.: Chairman of the Board, or to such other person(s) or address(es) as the Company shall have furnished to Employee in writing.

11. Assignability. In the event that the Company shall be merged with, or consolidated into, any other corporation, or in the event that it shall sell and transfer substantially all of its assets to another corporation, the terms of this Agreement shall inure to the benefit of, and be assumed by, the corporation resulting from such merger or consolidation, or to which the Company’s assets shall be sold and transferred. This Agreement shall not be assignable by Employee, but it shall be binding upon, and to the extent provided in Section 6 shall inure to the benefit of, his heirs, executors, administrators and legal representatives.

12. Entire Agreement. This Agreement contains the entire agreement between the Company and Employee with respect to the subject matter thereof and there have been no oral or other agreement of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

13. Expenses. Each party shall pay its own expenses incident to the performance or enforcement of this Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement, except as otherwise herein specifically provided.

14. Equitable Relief Employee recognizes and agrees that the Company’s remedy at law for any breach of the provisions of the Restriction Agreement would be inadequate, and Employee agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law. Should Employee engage in any activities prohibited by this Agreement, he agrees to pay over to the Company all compensation, remunerations or moneys or property of any sort received in connection with such activities; such payment shall not impair any rights or remedies of the Company or obligations or liabilities of Employee which such parties may have under this Agreement or applicable law.

15. Waivers and Further Agreements. Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

16. Amendments. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

17. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

19. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20. General Provisions.

(a) Employee further agrees that his obligations under Restriction Agreement shall be binding upon him irrespective of the duration of his employment by the Company, the reasons for any cessation of his employment by the Company, or the amount of his compensation and shall survive the termination of this Agreement (whether such termination is by the Company, by Employee, upon expiration of this Agreement or otherwise).

(b) Employee represents and warrants to the Company that he is not now under any obligations to any person, firm or corporation, and has no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, the performance by him of any of the covenants or his duties in his said employment.

21. Gender. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

22. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT BY THE COMPANY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

23. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

GREENLIGHT BIOSCIENCES, INC.

By: /s/Jonathan Fleming
Name: Jonathan Fleming
Title: Director and Chair of Compensation Committee

EMPLOYEE

By: /s/Andrey Zarur
Print name: Andrey Zarur